Riviera Holdings Corporation
                         2901 Las Vegas Boulevard South
                               Las Vegas, NV 89109
                       Investor Relations: (800) 362-1460
                               TRADED: AMEX - RIV
                               www.theriviera.com







FOR FURTHER INFORMATION:


AT THE COMPANY:                                INVESTOR RELATIONS CONTACT:
William Westerman, Chairman of the Board       Betsy Truax, Skorpus Consulting
(702) 794-9237 Voice                           (208) 241-3704 Voice
(702) 794-9277 Fax                             (208) 232-5317 Fax
Email:  wwesterman@theriviera.com              Email:   BetsyT@cableone.net

FOR IMMEDIATE RELEASE:

             RIVIERA APPOINTS MARK LEFEVER AS EXECUTIVE VP, CFO & TREASURER

         LAS VEGAS, NV - May 23, 2006 -- Riviera Holdings Corporation (AMEX:
RIV) announced today the appointment of Mark Lefever as its Executive Vice President, Chief Financial Officer and Treasurer. Lefever, 41, fills positions vacated by Duane Krohn, who retired in early May.

         Mr. Lefever has extensive experience in the gaming industry, having served as top financial officer for several casino/hotel properties, including Resorts Atlantic City, The Desert Inn Resort and Casino in Las Vegas, and Sheraton Casino in Tunica County, Mississippi. Most recently, Mr. Lefever was Senior Vice President and Chief Financial Officer of Resorts Atlantic City. Prior to that, he was General Manager of Trump 29 Casino in Coachella, California, where he was responsible for all operational and financial facets of that Native American casino. As Chief Operating Officer and Chief Financial Officer of The Desert Inn Resort and Casino, Mr. Lefever assisted in the sale of that property to Steve Wynn in 2000.

         William L. Westerman, Chairman of the Board and Chief Executive Officer of Riviera Holdings Corporation, said, "Mark has an impressive record of accomplishments throughout his tenure in the gaming industry. He has a solid track record of improving operating efficiencies at his former positions. He has direct experience working with properties that are of similar size, with similar challenges and opportunities as we have at Riviera. We are very excited with Mark's decision to join our team and look forward to working with him."

         Prior to his positions in the gaming industry, Mr. Lefever spent 10 years in the audit and business advisory practice with Arthur Andersen LLP. He is a member of the New Jersey Society of Certified Public Accountants. He also holds a B.S. in accounting from Villanova University in Pennsylvania.

About Riviera Holdings Corporation:

         Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera's stock is listed on the American Stock Exchange ("AMEX") under the symbol RIV.

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